Exhibit 10.11

Employment Agreement

David Lawrence

Dear Dave:

We are delighted to present this letter agreement, setting out the terms of your continued employment with Acorda Therapeutics, Inc. (the “Company”) as Chief Financial Officer. If these terms are acceptable, please sign and date the copy of this letter provided herewith and return it to me at your first convenience. If you accept the terms offered herein, this Agreement shall be deemed to be effective as of December 19, 2005 (the “Effective Date”).

1.                                 Employment.

You will be employed by the Company as Chief Financial Officer of the Company.

1.                                    Base Salary.

In consideration for your services under this Agreement, you shall be paid an annual base salary of $180,000. to be paid in accordance with the Company’s standard payroll practices. Your base salary shall be reviewed annually by the President and Chief Executive Officer and the compensation committee of the Board of Directors.

2.                                    Annual Bonus.

You shall be eligible to receive an annual bonus as part of any bonus program implemented by the Board of Directors in an amount determined based on your performance.

3.                                    Benefits; Perquisites; Reimbursement of Expenses.

In addition to those payments set forth above, you shall be entitled to the following benefits and payments:

(a)                                 Employee Benefit Plans Generally. You shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its senior executives.

(b)                                Vacation. You shall be entitled to paid vacation in accordance with the Company’s vacation policy as that policy may be amended from time to time.

(c)                                 Perquisites and Reimbursement of Expenses. You shall be entitled to all perquisites offered to senior executives of the Company. In addition, you shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business, in accordance with the policies adopted from time to time by the Company.

NY446527.4
20243710001
12/19/2005 fms

15 SKYLINE DRIVE	PHONE: (914) 347-4300	E-MAIL: ACORDA@ACORDA.COM
HAWTHORNE, NY 10532	FAX: (914) 347-4560	WEBSITE: WWW.ACORDA.COM

(d)                                Insurance. You shall be covered by a Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense, for so long as the Company has such a policy in place.

4.                                     Stock Options, Stock Appreciation Rights and Restricted Stock Awards.

You shall be eligible to receive annual performance-based stock option grants to purchase shares of the Company’s common stock (“Options”), stock appreciation rights awards (“SARs”), and/or restricted stock awards of the Company’s common stock (“Stock Awards”). The number of annual Options, SARs, and/or Stock Awards granted shall be determined based on the achievement of individual performance objectives as recommended by the compensation committee and approved by the Board of Directors and the Company’s achievement of its goals and objectives. All such Options, SARs, and/or Stock Awards shall be granted pursuant to and in accordance with the terms of the Acorda Therapeutics, Inc. 1999 Employee Stock Option Plan as amended and/or any additional or replacement plan adopted by the Board (the “Plan(s)”) except as such terms may be specifically modified herein. Unless otherwise provided for in any Option, SARs or Stock Awards agreement, all Options, SARs and Stock Awards granted to you shall vest in 16 equal quarterly installments, beginning with the first day of the quarter next following the date the Option, SAR or Stock Award is granted.

5.                                     Termination.

(a)                                 Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason other than pursuant to subsection (c) of this Section 5, the following shall apply:

(i)                                     The Company shall pay to you an amount equal to 7 months of your base salary in the form of salary continuation (the “Severance Period”). The amount payable under this subsection (i) shall be reduced by 50% in the event that you obtain other employment during the Severance Period.

(ii)                                   If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease.

(iii)                                 Not less than 50% of the unvested Options, SARs and Restricted or other Stock Awards granted to you hereunder or under any other agreement that have vested (or, in the case of Restricted Stock Awards, solely for purposes of this provision, will be deemed to have vested based on a four year quarterly vesting schedule beginning with the date of award) as of the termination date shall remain exercisable for 90 days following such date (and, with respect to Restricted Stock Awards, have the restrictions removed). All unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

(iv)                         The Company shall pay you for all amounts due under this Agreement, including salary earned but not paid prior to termination and vacation and sick leave days that have accrued through the date of termination and have not been used.

(v)                             The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation.

(b)                                Termination of Your Employment by the Company With Cause or by You Without Good Reason. The Company may terminate your employment with Cause or you may resign at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date. Thereafter, no further payments shall be made to you under this Agreement. All Options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date. If you dispute the grounds for your termination, your vested Options will remain exercisable until ninety (90) day after the date the dispute is resolved. All unvested Options, SARs and Stock Awards shall be forfeited.

(c)                                 Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason Following a Change in Control. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason within the first 18 months after a Change in Control, the following shall apply:

(i)                                    The Company shall pay to you an amount equal to 9 months of your base salary (the “CIC Severance Period”) in a lump sum within 30 days after the date of termination. You shall be under no obligation to secure alternative employment during the Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain.

(ii)                                  The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Such payment shall be made at the time bonus payments are made by the Company to its other senior officers, but in no event later than one year following the termination date.

(iii)                                If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the CIC Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease

(iv)                                50% of the Options, SARs and Restricted or other Stock Awards granted to you hereunder or under any other agreement shall become immediately and fully vested (and, with respect to Restricted Stock Awards, have the restrictions removed) as of the termination date, and such Options shall remain exercisable for 18 months following such date. All remaining unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

(v)                          The Company shall pay you for all amounts due under this Agreement, including salary earned but not paid prior to termination and vacation and sick leave days that have accrued through the date of termination and have not been used.

(vi)                       The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation.

(d)                                       Cause. As used herein, “Cause” means that you have:

(i)                                committed gross negligence in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company,;

(ii)                             committed fraud in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(iii)                           engaged in “willful misconduct” with respect to the business and affairs of the Company. For purposes of this Agreement, “willful misconduct” means misconduct committed with actual knowledge that your actions violate directions and instructions of the CEO, which directions and instructions are legal and consistent with the Agreement;

(iv)                           materially breached your duties under this Agreement or failed to materially comply with the Company’s policies and practices; or

(v)                              committed an act of moral turpitude, theft, dishonesty or insubordination.

“Cause” shall be found only by a majority of the full Board.

(e)                                  Good Reason. As used herein, “Good Reason” means that:

(i)                                   the Company has materially breached this Agreement;

(ii)                                the Company fails to achieve the assignment of this Agreement by an acquiring entity; or

(iii)                              your position have been materially reduced or you have been assigned duties that are materially inconsistent with your duties as set forth herein or which materially impair your ability to perform the services contemplated hereunder.

Termination for Good Reason may occur only after you have given the CEO notice and 30 days to cure, where cure is feasible.

(f)                             Change in Control. As used herein, “Change of Control” shall be deemed to have occurred if:

(i)                                   there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii)                                there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii)                             any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company’s securities.

6.                                    Confidentiality/Noncompetition. As a condition of this Agreement, you agree to execute and be bound by the terms of the Company’s form of Confidentiality, Invention Assignment and Non-Competition Agreement(s).

7.                                    Term. The term of this Agreement shall continue for a period of one year following the Effective Date, unless earlier terminated as provided herein, after which time your employment may continue on an at-will basis, pursuant to which either you or the Company may terminate your employment relationship with the Company at any time, with or without cause. This Agreement may be extended by the mutual agreement of the parties hereto.

8.                                    Miscellaneous Provisions.

(a)                                Notices. All notices and other communications hereunder between you and the Company shall be in writing, shall be addressed to the receiving party’s address of record (or to such other address as a party may designate by notice hereunder), and shall be either (i) delivered by hand, (ii) made by telecopy, (iii) sent by overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

(b)                               Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)                                Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)                               Assignment. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may not be assigned or pledged by you. In the event of the merger or consolidation of the Company (whether or not the Company is the surviving or resulting corporation), the transfer of all or substantially all the assets of the Company, or the voluntary or involuntary dissolution of the Company, the surviving or resulting corporation or the transferee or transferees of the Company’s assets shall be bound by this and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees assume and are bound by its provisions.

(e)                                Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of proper jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)                                  Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(g)                               Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. Notwithstanding the preceding sentence, the provisions of the Acorda Therapeutics, Inc. Restricted Stock Purchase Agreements (dated March 1995 and February 1996) and all Option, SAR and Stock Award Agreements entered into between you and the Company shall remain in effect pursuant to their respective terms.

(h)                               Arbitration. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement or the breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Disputes Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, as required by law, or the party’s immediate family and legal and financial advisors, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of you and the Company. The Company shall pay all costs and fees associated with such arbitration, including all arbitration fees, the arbitrator’s fees, attorneys’ fees and all costs.

If the terms of this Agreement are acceptable to you please sign where indicated below. It is understood and acknowledged that a fax signature will be considered to be valid as an original.

Very truly yours,

Acorda Therapeutics, Inc.

By:	/s/ Ron Cohen

Its:	President & CEO

Agreed to and accepted:

/s/ David Lawrence
David Lawrence

Date: